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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

            AGREEMENT by and between UnumProvident Corporation, a Delaware corporation having its principal executive offices in Chattanooga, Tennessee and Portland, Maine (the "Company"), and Elaine D. Rosen (the "Special Advisor") dated as of the 12th day of December, 2000.

            The Company has determined that it is in the best interests of their shareholders to assure that the Company will have the continued dedication of the Special Advisor under the terms of this amended and restated employment agreement which amends the employment agreement between Unum Corporation and the Special Advisor dated June 30, 1999 (the "Agreement" and the "Original Agreement," respectively) to insure a smooth transition in preparation for the Special Advisor's planned departure effective March 1, 2002, to pursue other interests. Therefore, in order to accomplish these objectives, the Special Advisor and the Company desire to enter into this Agreement.

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

            1. Effective Date. The "Effective Date" shall mean the effective date of this Agreement which shall be January 1, 2001.

            2. Term of Agreement. The Company hereby agrees to continue to employ the Special Advisor, and the Special Advisor hereby agrees to continue in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on January 1, 2001 and ending on March 1, 2002 (the "Term").

            3. Terms of Employment.

                  (a) Position and Duties.

                        (i) The Special Advisor shall serve as special advisor to the Chairman and Chief Executive Officer of the Company ("CEO") reporting solely to the CEO with the appropriate duties and responsibilities attendant to such position as described below, it being understood that from time to time the scope of such duties and responsibilities will vary depending upon organizational structures and needs of the Company. Specifically, the Special Advisor will have the following duties as an employee: (1) assisting with the development and delivery of a curriculum for Company employees relating to disability insurance trends and products, (2) assisting with development and delivery of a management and leadership program, particularly as part of the sales force training program, (3) participating in selected policy advocacy and expert testimony assignments, (4) maintaining selected identified relationships with producers or customers, (5) participating in selected finalist renewal presentations, and (6) engaging in such other similar duties as may be determined by the CEO and agreed to by the Special Advisor. The Special Advisor's duties may be refined or changed from time to time by letter agreement between the CEO and the Special Advisor. The Special Advisor will not, however, have reporting or continuing management function duties with the field force.


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                        (ii) Excluding any periods of vacation and sick leave to
which the Special Advisor is entitled, the Special Advisor agrees to devote substantially all of her attention and time during normal business hours for four days a week through June 30, 2001, for three days a week through December 31, 2001, and for two days a week through February 28, 2002, to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Special Advisor hereunder, to use the Special Advisor's reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Special Advisor to (A) serve, with prior approval of the Board of Directors of the Company (the "Board") or the CEO, on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Special Advisor's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective
Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                  (b) Compensation.

                        (i) Base Compensation. The Special Advisor shall receive base compensation for the Term of $366,666 (the "Base Compensation"). Any increase in Base Compensation shall not serve to limit or reduce any other obligation to the Special Advisor under this Agreement. Base Compensation shall be payable in equal installments during the Term in accordance with the Company's regular payroll practices.

                        (ii) Bonus. The Special Advisor shall be eligible to receive a bonus for 2000 with a target level of 75% of annual base compensation of $500,000 for 2000 (equal to $375,000) (the "Target Bonus Amount") under the Company's 2000 Annual Cash Incentive Plan subject to the achievement of the performance targets as determined by the Compensation Committee of the Board.

                        (iii) Incentive Awards. No long term incentive awards in 2001 or 2002 are contemplated by this Agreement.

                        (iv) Other Employee Benefit Plans. Except as otherwise expressly provided herein, the Special Advisor shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs (collectively, "Employee Benefit Plans") applicable to executive vice presidents of the Company.

                        (v) Retirement Benefit. The Special Advisor shall be entitled to an annual retirement benefit payable monthly (the "Retirement Benefit") pursuant to the terms of and under the current formula contained in the Senior Executive Retirement Plan (the "Plan"); provided, however, in no event shall the Special Advisor's accrued Retirement Benefit be


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retroactively reduced. In calculating this Retirement Benefit, the Special
Advisor shall receive full credit for all of her years of service with the Company for all purposes.

            4. Termination of Employment.

                  (a) Death or Disability. The Special Advisor's employment shall terminate automatically upon the Special Advisor's death. If the Company determines in good faith that the Disability of the Special Advisor has occurred (pursuant to the definition of Disability set forth below), it may give to the Special Advisor written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Special Advisor's employment. In such event, the Special Advisor's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Special Advisor (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Special Advisor shall not have returned to full-time performance of the Special Advisor's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Special Advisor from the Special Advisor's duties with the Company on a full-time basis for any twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Special Advisor or the Special Advisor's legal representative.

                  (b) Cause. The Company may terminate the Special Advisor's employment for Cause. For purposes of this Agreement, "Cause" shall mean:

                        (i) the continued failure of the Special Advisor to perform substantially the Special Advisor's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Special Advisor by the CEO which specifically identifies the manner in which the CEO believes that the Special Advisor has not substantially performed the Special Advisor's duties, or

                        (ii) the willful engaging by the Special Advisor in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

                        (iii) conviction of a felony or guilty or nolo contendere plea by the Special Advisor with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Special Advisor, shall be considered "willful" unless it is done, or omitted to be done, by the Special Advisor in bad faith or without reasonable belief that the Special Advisor's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Special Advisor in good faith and in the best interests of the Company. The cessation of employment of the Special Advisor shall not be deemed to be for Cause unless and until there shall have been delivered to the Special Advisor a copy of a resolution duly adopted


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by the affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Special Advisor and the Special Advisor is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Special Advisor is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

                  (c) Good Reason. The Special Advisor's employment may be terminated by the Special Advisor for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the following events, provided, however, that clauses (i) through (v) shall constitute Good Reason only in the absence of the written consent of the Special Advisor:

                        (i) the assignment to the Special Advisor of any duties materially inconsistent with the Special Advisor's duties set forth in Section 3(a)(i), excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Special Advisor to the CEO;

                        (ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Special Advisor;

                        (iii) any purported termination by the Company of the Special Advisor's employment otherwise than as expressly permitted by this Agreement;

                        (iv) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement; or

                        (v) any required relocation of the Special Advisor.

                  (d) Notice of Termination. Any termination by the Company or by the Special Advisor shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Special Advisor's employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). The failure by the Special Advisor or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Special Advisor or the Company, respectively, hereunder or preclude the Special Advisor or the Company, respectively, from asserting such fact or circumstance in enforcing the Special Advisor's or the Company's rights hereunder.


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                  (e) Date of Termination. "Date of Termination" means (i) if the Special Advisor's employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Special Advisor's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Special Advisor or the Disability Effective Date, as the case may be, and (iii) if the Special Advisor's employment is terminated by the Special Advisor the Date of Termination shall be thirty days after the giving of such notice by the Special Advisor provided that the Company may elect to place the Special Advisor on paid leave for all or any part of such 30-day period, and (iv) if the Special Advisor shall remain in the employ of the Company until the end of the Term, then February 28, 2002.

            5. Obligations of the Company upon Termination

                  (a) Termination at the end of the Term; termination by the Company other than for Cause or Disability prior to the end of the Term; termination by Special Advisor for Good Reason. If the Special Advisor remains in the employ of the Company until the end of the Term or is terminated by the Company other than for Cause or Disability prior to the end of the Term, or the Special Advisor terminates for Good Reason,

                        (i) the Company shall pay to the Special Advisor in a lump sum in cash within 10 days after the Date of Termination the sum of $756,000 plus 1.5 times the Target Bonus Amount (the "Severance Lump Sum"),

                        (ii) the Company shall pay to the Special Advisor the sum of $1,150,000 ("the Covenant Payment"), payable ratably during the Covenant Period specified in Section 9(a) provided the Special Advisor is in compliance with Section 9,

                        (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Special Advisor any other amounts or benefits required to be paid or provided or which the Special Advisor is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"),

                        (iv) all outstanding stock options and other equity-based awards shall be governed by their respective terms and, unless expressly provided otherwise, all such options and awards shall terminate on March 1, 2002 or the Special Advisor's earlier Date of Termination,

                  (b) Death or Disability. If the Special Advisor's employment is terminated by reason of the Special Advisor's death or Disability, this Agreement shall terminate without further obligations to the Special Advisor's legal representatives or to the Special Advisor, as the case may be, under this Agreement, other than the payment of the Severance Lump Sum and the timely payment or provision of Other Benefits and the Retirement Benefit. Payments shall be made to the Special Advisor, the Special Advisor's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.


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                  (c) Cause; Other than for Good Reason. If the Special
Advisor's employment shall be terminated for Cause or the Special Advisor terminates her employment without Good Reason, this Agreement shall terminate without further obligations to the Special Advisor other than the obligation to pay to the Special Advisor (i) her Base Compensation, as applicable, through the Date of Termination to the extent theretofore unpaid and, (ii) the Other Benefits.

            6. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Special Advisor's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Special Advisor may qualify, nor, subject to Sections 1 and 11(f), shall anything herein limit or otherwise affect such rights as the Special Advisor may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Special Advisor is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided that the Special Advisor shall not be eligible for severance benefits under any other program or policy of the Company.

            7. Full Settlement. Except as provided in Section 9, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Special Advisor or others. In no event shall the Special Advisor be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Special Advisor under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Special Advisor obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Special Advisor may reasonably incur as a result of any contest (regardless of the outcome thereof) pursued or defended against in good faith by the Special Advisor regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Special Advisor about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

            8. Certain Additional Payments by the Company.

                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Special Advisor (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by


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the Special Advisor with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Special Advisor shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Special Advisor of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Special Advisor retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Special Advisor is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Special Advisor such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Special Advisor and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to the Special Advisor as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Special Advisor within 15 business days of the receipt of notice from the Special Advisor that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Special Advisor within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Special Advisor. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Special Advisor thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Special Advisor.

                  (c) The Special Advisor shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Special Advisor is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Special Advisor shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the


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Company notifies the Special Advisor in writing prior to the expiration of such period that it desires to contest such claim, the Special Advisor shall:

                        (i) give the Company any information reasonably requested by the Company relating to such claim,

                        (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                        (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                        (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Special Advisor harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Special Advisor to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Special Advisor agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Special Advisor to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Special Advisor, on an interest-free basis and shall indemnify and hold the Special Advisor harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Special Advisor with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Special Advisor shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Special Advisor of an amount advanced by the Company pursuant to Section 8(c), the Special Advisor becomes entitled to receive any refund with respect to such claim, the Special Advisor shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable


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thereto). If, after the receipt by the Special Advisor of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Special Advisor shall not be entitled to any refund with respect to such claim and the Company does not notify the Special Advisor in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            9. Covenant Not to Compete; Confidential Information.

                  (a) Through the period ending September 1, 2003 or, if earlier, the period ending eighteen (18) months after either (i) the Special Advisor is terminated by the Company other than for Cause or Disability or (ii) the Special Advisor terminates for Good Reason (the applicable period herein referred to as the "Covenant Period"), the Special Advisor shall not directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, or solicit any employee of the Company to apply for or accept employment with any competing business, whether for compensation or otherwise, without the prior written consent of the Company. Notwithstanding the preceding sentence, the Special Advisor shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation, whether or not such corporation is deemed to be a competing business. For the purposes of this Agreement, a "competing business" shall be any business which is a significant competitor of the Company, or which the Company reasonably determines may become a significant competitor, unless the Special Advisor's primary duties and responsibilities with respect to such business are not related to the management or operation of disability insurance or complementary special risk products and services in any country where the Company is conducting business. For purposes of this Agreement, the term "solicit" means any communication, regardless of by whom initiated, inviting, advising, encouraging or requesting any person to take or refrain from taking any action. Should the Special Advisor violate the foregoing provisions of this Section 9(a), all payments under this Agreement shall cease.

                  (b) The Special Advisor hereby acknowledges that, as an employee of the Company, she will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Special Advisor further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Special Advisor hereby covenants and agrees that she will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the Covenant Period, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for her own benefit or for the benefit of others. In no event shall an asserted violation of the provisions of this Section 9(b) constitute a basis for deferring or withholding any amounts otherwise payable to the Special Advisor under this Agreement except for cessation of the Covenant Payment.


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                  (c) Any termination of the Special Advisor's employment or of this Agreement shall have no effect on the continuing operation of this Section
9.

                  (d) In addition to the cessation of payments as set forth in this Section 9, the Special Advisor acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Special Advisor breaches or threatens to breach any of the provisions of this
Section 9. The Special Advisor agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 9, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. Prior to bringing any such action or ceasing payments as set forth in this
Section 9, the Company shall provide the Special Advisor with a ten (10) day opportunity to cure a breach of this Section 9 which, in the CEO's good faith judgment, is susceptible of being cured. The Special Advisor further agrees that she shall not, in any equity proceeding relating to the enforcement of the terms of this Section 9, raise the defense that the Company has an adequate remedy at law.

                  (e) The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Special Advisor's future employment imposed by this Section 9 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Special Advisor and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

                  (f) The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 3 or 5 would not have been promised in the absence of the Special Advisor's promises under this
Section 9.

            10. Successors.

                  (a) This Agreement is personal to the Special Advisor and without the prior written consent of the Company shall not be assignable by the Special Advisor otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Special Advisor's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if


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no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            11. Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Special Advisor:        with a copy to:

                  One Hoylake Circle                Robert I. Bodian
                  Falmouth, Maine 04105             Mintz, Levin, Cohn, Ferris,
                                                    Glovsky and Popeo, P.C.
                                                    666 Third Avenue, 25th floor
                  If to the Company:                New York, New York 10017

                  2211 Congress Street
                  Portland, Maine 04122

                  Telecopy Number: (207) 575-4377
                  Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Special Advisor's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Special Advisor or the Company may have hereunder, including, without limitation, the right of


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

the Special Advisor to terminate employment for Good Reason pursuant to Section 4(c)(i)-(iv) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (f) From and after the Effective Date this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof.

            12. General Release. All payments under this Agreement to be made in connection with the Special Advisor's termination of employment will be conditioned on the Special Advisor signing a general form of release, provided that in no event shall the Special Advisor be required to release claims relating to her rights under this Agreement.

            IN WITNESS WHEREOF, the Special Advisor has hereunto set the Special Advisor's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                    SPECIAL ADVISOR

                                    /s/ Elaine D. Rosen
                                    -----------------------------------
                                    Elaine D. Rosen


                                    UNUMPROVIDENT CORPORATION

                                    /s/ F. Dean Copeland
                                    -----------------------------------
                                    Name: F. Dean Copeland
                                    Title: Executive Vice President
                                    Legal & Administration Affairs


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